Exhibit 10.23

SELECTA BIOSCIENCES, INC.

INDEPENDENT DIRECTOR CONSULTING AGREEMENT

(George R. Siber, M.D.)

This Independent Director Consulting Agreement (this “Agreement”) dated as of May 5, 2009 (the “Effective Date”), is made by and between Selecta Biosciences, Inc., a Delaware corporation (the “Company”), and George R. Siber, M.D. (the “Consultant”).

WHEREAS, the Company desires to engage the Consultant as a member of the Board of Directors (the “Board”) and the Consultant desires to serve as a member of the Board; and

WHEREAS, the Company desires to engage the Consultant to perform consulting services on behalf of the Company and the Consultant desires to perform such services on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein the parties hereby agree as follows:

1.                              Consulting Services.

(a)                                 The Company hereby retains the Consultant and the Consultant hereby agrees to perform such consulting and advisory services relating to the Field of Interest (as defined in Section 14(j)) as the Company may request and as set forth in Schedule A (the “Consulting Services”).

(b)                                 The Consultant agrees to make himself available to render the Consulting Services, at such times and locations as may be mutually agreed, from time to time as requested by the Company. Except as provided in Schedule A, the Consultant may deliver the Consulting Services over the telephone, in person or by written correspondence.

(c)                                  The Consultant represents and warrants to the Company that, except as set forth in Schedule B, he is not currently an employee or consultant of any Person (as defined in Section 14(j)). The Consultant agrees to notify the Company promptly after entering into any employment or consulting agreement with a third party between the Effective Date and the termination of this Agreement. The Company acknowledges that the Consultant has obligations to provide services to the Persons listed in Schedule B and disclosed pursuant to the preceding sentence (collectively, “Other Clients”) and that the Consultant must take these obligations into account when scheduling meetings or calls with the Company. The Consultant acknowledges that the Company has the right to terminate this Agreement in accordance with Section 4 if the Consultant is not able satisfy the Company’s requests for meetings and calls.

(d)                                 The Consultant agrees to devote his best efforts to performing the Consulting Services. The Consultant shall comply with all rules, procedures and standards promulgated and made known to the Consultant from time to time by the Company with regard to the Consultant’s access to and use of the Company’s property, information, equipment and facilities.

2.                                      Compensation. The Company shall pay the Consultant a consulting fee as provided in Schedule A and will reimburse the Consultant for business expenses, also as provided in Schedule A.

3.                                      Independent Contractor. In furnishing the Consulting Services, the Consultant understands that he will at all times be acting as an independent contractor of the Company and, as such, will not be an employee of the Company and will not by reason of this Agreement or by reason of his Consulting Services to the Company be entitled to participate in or to receive any benefit or right under any of the Company’s employee benefit or welfare plans. The Consultant also will be responsible for paying all withholding and other taxes required by law to be paid as and when the same become due and payable. The Consultant shall not enter into any agreements or incur any obligations on behalf of the Company.

4.                                      Term. The parties may agree to terminate this Agreement at any time with the mutual consent of both parties. Either party may terminate this Agreement at any time and for any reason or for no reason; provided, however, that the terminating party shall first provide written notice to the other party at least 30 days prior to the effective date of termination.

5.                                      Exceptions to this Agreement. The Company acknowledges that (I) the Consultant is now or may become an employee or consultant of Other Clients, and (II) the Consultant is now or may become a party to agreements with Other Clients relating to the disclosure of information, the ownership of inventions, restrictions against competition and/or similar matters. The Consultant represents and agrees that the execution, delivery and performance of this Agreement does not and will not conflict with any other agreement, policy or rule applicable to the Consultant. The Consultant will not (i) disclose to the Company any information that he is required to keep secret pursuant to an existing confidentiality agreement with Other Clients or any other third party, (ii) use the funding, resources, facilities or inventions of Other Clients or any other third party to perform the Consulting Services, or (iii) perform the Consulting Services in any manner that would give Other Clients or any other third party rights to any intellectual property created in connection with such services.

6.                                      Confidential Information. While providing the Consulting Services to the Company and for five years thereafter, the Consultant shall not, directly or indirectly, use any Confidential Information (as defined below) other than pursuant to his provision of the Consulting Services by and for the benefit of the Company, or disclose to anyone outside of the Company any such Confidential Information. The term “Confidential Information” as used throughout this Agreement shall mean all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof), written or oral, whether prepared, conceived or developed by a consultant or employee of the Company (including the Consultant) or received by the Company from an outside source, which is in the possession of the Company (whether or not the property of the Company) and which is maintained in secrecy or confidence by the Company. Without limiting the generality of the foregoing, Confidential Information shall include:

(a)                                 any idea, improvement, invention, innovation, development, concept, technical data, design, formula, device, pattern, sequence, method, process, composition of matter, computer program or software, source code, object code, algorithm, model, diagram, flow chart, product specification or design, plan for a new or revised product, sample, compilation of information, or work in process, or parts thereof, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form); and

(b)                                 the name of any customer, supplier, employee, prospective customer, sales agent, supplier or consultant, any sales plan, marketing material, plan or survey, business plan or opportunity, product or development plan or specification, business proposal, financial record, or business record or other record or information relating to the present or proposed business of the Company.

Notwithstanding the foregoing, the term Confidential Information shall not apply to information which the Company has voluntarily disclosed to the public without restriction, which has otherwise lawfully entered the public domain or which becomes available to the Consultant on a non-confidential basis from a third-party source that is entitled to disclose it to the Consultant.

The Consultant acknowledges that the Company from time to time has in its possession information (including product and development plans and specifications) which is claimed by others to be proprietary and which the Company has agreed to keep confidential. The Consultant agrees that all such information shall be Confidential Information for purposes of this Agreement.

The Consultant agrees that all originals and all copies of materials containing, representing, evidencing, recording, or constituting any Confidential Information, however and whenever produced (whether by the Consultant or others), shall be the sole property of the Company.

7.                                      Inventions.

(a)                                 Certain Inventions Made by Others. Subject to the Consultant’s obligations to Other Clients, during the term of this Agreement the Consultant will disclose to the President of the Company, on a confidential basis, (i) technology and product opportunities which come to the attention of the Consultant in the Field of Interest, and (ii) any invention, improvement, discovery, process, formula or method or other intellectual property relating to or useful in, the Field of Interest, whether or not patentable or copyrightable, and whether or not discovered or developed by the Consultant.

(b)                                 Inventions Made by the Consultant. Consultant agrees that all Confidential Information and all other discoveries, inventions, ideas, concepts, products or formulas, or any new uses therefor or improvements thereon, or any new designs or modifications or configurations of any kind, or works of authorship of any kind, including, without limitation, compilations and derivative works, whether or not patentable or copyrightable, conceived, developed, reduced to practice or otherwise made by the Consultant during the term of this Agreement, either alone or with others, and directly related to or directly arising out of: (i) the Field of Interest; (ii) the Consulting Services; or (iii) Confidential Information of the Company, whether or not conceived, developed, reduced to practice or made on the Company’s premises (collectively, “Company Inventions”), and any and all services and products which embody, emulate or employ any such Company Inventions or Confidential Information, shall be the sole property of the Company and all copyrights, patents, patent rights, trademarks and reproduction rights to, and other proprietary rights in, each such Company Invention or Confidential Information, whether or not patentable or copyrightable, shall belong exclusively to the Company. The Consultant agrees that all such Company Inventions shall constitute works made for hire under the copyright laws of the United States and hereby assigns and, to the extent any such assignment cannot be made at the present time, agrees to assign, to the Company any and all copyrights, patents and other proprietary rights he may have in any such Company Invention, together with the right to file and/or own wholly without restrictions applications for United States and foreign patents, trademark registration and copyright registration and any patent, or trademark or copyright registration issuing thereon.

8.                                      Consultant’s Obligation to Keep Records. The Consultant shall make and maintain adequate and current written records of all Company Inventions, and shall disclose all Company Inventions promptly, fully and in writing to the Company immediately upon development of the same and at any time upon request.

9.                                      Consultant’s Obligation to Cooperate. The Consultant will, during or after the term of this Agreement, upon request of the Company, execute all documents and perform all lawful acts which are reasonably necessary or advisable to secure the Company’s rights hereunder and to carry out the intent of this Agreement. Without limiting the generality of the foregoing, the Consultant will assist the Company in any reasonable manner to obtain for its own benefit patents or copyrights in any and all countries with respect to all Company Inventions assigned pursuant to Section 7, and the Consultant will execute, when requested, patent and other applications and assignments thereof to the Company, or Persons designated by it, and any other lawful documents deemed necessary by the Company to carry out the purposes of this Agreement, and the Consultant will further assist the Company as reasonably necessary to enforce any patents and copyrights obtained, including testifying in any suit or proceeding involving any of said patents or copyrights or executing any documents deemed necessary by the Company, all without further consideration than provided for herein. It is understood that reasonable out-of-pocket expenses of the Consultant incurred at the request of the Company under this Section 9 will promptly be reimbursed by the Company and that in the event that the Consultant is required to devote more than a de minimis amount of time to assisting the Company under this Section 9 subsequent to the term of this Agreement, the Consultant will be compensated by the Company at his then current per diem rate for consulting services.

10.                               Indemnification. The Company and the Consultant shall enter into an Indemnification Agreement providing for indemnification of the Consultant in his capacity as a director, to the maximum extent permissible under applicable law, such Indemnification Agreement to be in substantially the form provided to the Company’s other outside directors.

11.                               Noncompetition. Subject to written waivers that may be provided by the Company upon request, which shall not be unreasonably withheld or delayed, the Consultant agrees that during the term of this Agreement and for a period of six months after the termination of this Agreement, the Consultant shall not directly or indirectly (i) provide any services in the Field of Interest to any Person other than the Company, or (ii) become an owner, partner, shareholder, consultant, agent, employee or co-venturer of any Person that has committed, or intends to commit, significant resources to the Field of Interest. Notwithstanding the foregoing, the Consultant may purchase as a passive investment up to one percent (1%) of any class or series of outstanding voting securities of any Person that has committed significant resources to the Field of Interest if such class or series is listed on a national or regional securities exchange or publicly traded in the “over-the-counter” market.

12.                               Nonsolicitation. During the term of this Agreement and for a period of one year after the termination of this Agreement, the Consultant shall not (i) solicit, encourage, or take any other action which is intended to induce any employee of, or consultant to, the Company (or any other Person who may have been employed by, or may have been a consultant to, the Company during the term of this Agreement) to terminate his or her employment or relationship with the Company in order to become employed by or otherwise perform services for any other Person, or (ii) solicit, endeavor to entice away from the Company or otherwise interfere with the relationship of the Company with any Person who is, or was within the then-most recent 12 month period, a client or customer of the Company.

13.                               Return of Property. Upon termination of the Consultant’s engagement with the Company, or at any other time upon request of the Company, the Consultant shall return promptly any and all Confidential Information, including customer or prospective customer lists, other customer or prospective customer information or related materials, computer programs, software, electronic data, specifications, drawings, blueprints, medical devices, samples, reproductions, sketches, notes, notebooks, memoranda, reports, records, proposals, business plans, or copies of them, other documents or materials, tools, equipment, or other property belonging to the Company or its customers which the Consultant may then possess or have under his control. The Consultant further agrees that upon termination of his engagement he shall not take with him any documents or data in any form or of any description containing or pertaining to Confidential Information or any Company Inventions.

14.                               Miscellaneous.

(a)                                 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to such subject matter.

(b)                                 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein and shall not be assignable by operation of law or otherwise.

(c)                                  Amendments and Supplements. This Agreement may not be altered, changed or amended, except by an instrument in writing signed by the parties hereto.

(d)                                 No Waiver. The terms and conditions of this Agreement may be waived only by a written instrument signed by the party waiving compliance. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

(e)                                  Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of The Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

(f)                                   Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, sent by facsimile transmission with confirmation of receipt, sent via a reputable overnight courier service with confirmation of receipt requested, or mailed by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or otherwise on the date of receipt as confirmed:

To the Company:

Selecta Biosciences, Inc.

480 Arsenal Street, Building One

Watertown, MA 02472

Tel: 1.617.923.1400

Fax: 1.617.924.3454

Attention: President

To the Consultant:

George R. Siber, M.D.

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(g)                                  Remedies. The Consultant recognizes that money damages alone would not adequately compensate the Company in the event of breach by the Consultant of his obligations set forth in Sections 6, 7, 8, 9, 11, 12 and 13, and the Consultant therefore agrees that, in addition to all other remedies available to the Company at law, in equity or otherwise, the Company shall be entitled to injunctive relief for the enforcement thereof. All rights and remedies hereunder are cumulative and are in addition to and not exclusive of any other rights and remedies available at law, in equity, by agreement or otherwise.

(h)                                 Survival; Validity. Notwithstanding the termination of the Consultant’s relationship with the Company (whether pursuant to Section 4 or otherwise), the Consultant’s covenants and obligations set forth in Sections 6, 7, 9, 11, 12 and 13 shall remain in effect and be fully enforceable in accordance with the provisions thereof. In the event that any provision of this Agreement shall be determined to be unenforceable by reason of its extension for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. If, after application of the preceding sentence, any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. Except as otherwise provided in this Section 14(h), any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions hereof shall remain in full force and effect.

(i)                                     Construction. A reference to a Section or a Schedule shall mean a Section in or Schedule to this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.

(j)                                    Certain Definitions.

“Field of Interest” shall mean immunomodulatory polymeric nanoparticles, liposomal nanoparticles, and lipid/polymer hybrid nanoparticles for prophylactic and therapeutic applications.

“Person” shall mean an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization.

(k)                                 Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties have caused this Independent Director Consulting Agreement to be executed as an agreement under seal as of the date first written above.

SELECTA BIOSCIENCES, INC.

By:	/s/ Robert Bratzler
Name: Robert Bratzler
Title: Executive Chairman

CONSULTANT:

/s/ George R. Siber
George R. Siber, M.D.

Schedule A

1.                                      Description of the Consulting Services. The Consultant shall:

(a)                                 Serve as a member of the Board of Directors, including attendance at meetings of the Board of Directors. The Company’s Board of Directors currently meets in person approximately six time per year, however, this rate may vary as determined by the Board of Directors.

(b)                                 Provide guidance on preclinical and clinical research and development plans, regulatory strategy, competitive therapies and technologies, and business development, the provision of which shall involve:

i.                  Up to four hours per week on telephone calls, email communications and other Company business; and

ii.               One day per month at the offices of the Company, or at external meetings on behalf of the Company for purposes of business development, securing financing, or other purposes requested by the Company.

The Consultant and the Company will be flexible regarding these commitments in light of the Company’s needs and the Consultant’s other professional obligations and commitments.

2.                                      Compensation.

(a)                                 The Company shall pay the Consultant a fee at the rate of $3,000 per month for the Consulting Services described in paragraph 1(b) above.

(b)                                 Within 50 days after the Effective Date, the Company shall grant to the Consultant two nonstatutory stock options (the “Options”) to purchase an aggregate of 123,140 shares (the “Option Shares”) of common stock of the Company, $.0001 par value per share (the “Common Stock”), at a purchase price equal to the fair market value (as determined by the Board of Directors) on the date of the grant:

i.                  Board Service Option: The Company shall grant the Consultant 87,957 Option Shares as consideration for the Consultant’s service on the Board as provided in paragraph 1(a) above (the “Board Service Option”); and

ii.               Consulting Option: The Company shall grant the Consultant 35,183 Option Shares as partial compensation for the Consulting Services described in paragraph 1(b) above (the “Consulting Option”).

Each of the Options shall be subject to the terms of a separate nonstatutory stock option agreement, which shall provide, inter alia, for vesting such that 25% of the Option Shares shall vest on the first anniversary of the Effective Date, and an additional 2.0833% of the Option Shares shall vest at the end of each month thereafter so that 100% of the Option Shares shall be fully vested on or before the fourth anniversary of the Effective Date.

(c)                                  In the event that the Consultant ceases to provide the Consulting Services described in paragraph 1(b) above, but continues to serve as a member of the Board of Directors, the cash compensation provided in paragraph 2(a) above shall cease, and all vesting of the Consulting Option shall terminate; provided, however, that the Board Service Option shall continue to vest according to its original terms until such time as the Consultant no longer serves on the Board.

(d)                                 The Consultant shall be reimbursed for all reasonable, appropriate or necessary travel and other out-of-pocket expenses incurred in the performance of his duties hereunder upon submission and approval of written statements and bills in accordance with the then regular reimbursement procedures of the Company, including, without limitation, travel and lodging expenses incurred in traveling to and from the Company’s offices to render the Consulting Services and to attend meetings of the Board of Directors. In the event that the Consultant performs services on behalf of Other Clients during a trip in which he also provides Consulting Services on behalf of the Company, he shall equitably allocate the costs of such trip among the Company and such Other Clients.

Schedule B

1.                                      List of employers as of the Effective Date: None

2.                                      List of the Other Clients as of the Effective Date:

Commercial:

Genocea Biosciences

Wyeth Vaccines

Novartis Vaccines and Diagnostics

Ligocyte Pharmaceuticals, Inc.

Variation Biotechnologies

Vaccine Technology Institute (VTI)

Matrivax Research & Development Corp.

Non-Commercial:

Massachusetts Biologic Laboratories

National Institute of Allergy and Infectious Diseases

Vaccine Research Institute - NIAID - Council

PATH - Pneumococcal Advisory Committee

PATH - Malaria Vaccine Advisory Committee

Gates Foundation - Maternal Immunization

World Health Organization — Pneumococcal Vaccines

SELECTA BIOSCIENCES, INC.

FIRST AMENDMENT

TO

INDEPENDENT DIRECTOR CONSULTING AGREEMENT

(George R. Siber, M.D.)

This First Amendment to Independent Director Consulting Agreement dated as of July 22, 2009 (this “First Amendment”), is made by and between Selecta Biosciences, Inc., a Delaware corporation (the “Company”), and George R. Siber, M.D. (“Consultant”).

WHEREAS, the Company and Consultant are parties to an Independent Director Consulting Agreement dated as of May 5, 2009 (the “Original Agreement”); and

WHEREAS, the parties desire to amend certain provisions of the Original Agreement in the manner set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants set forth herein and in the Original Agreement, the parties hereby agree as follows:

1.                                      Defined Terms. Capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Original Agreement.

2.                                      Confidential Information. The first sentence of Section 6 of the Original Agreement (Confidential Information) is hereby amended to delete the words “five years thereafter” and to insert in place thereof the words “ten years thereafter.”

3.                                      Noncompetition. The Original Agreement is hereby amended to delete Section 11 (Noncompetition) in its entirety and to insert the following in its place:

11.                               Noncompetition. Subject to written waivers that may be provided by the Company upon request, which shall not be unreasonably withheld or delayed, the Consultant agrees that, during the term of this Agreement, the Consultant shall not directly or indirectly (i) provide any services in the Field of Interest to any Person other than the Company, or (ii) become an owner, partner, shareholder, consultant, agent, employee or co-venturer of any Person that has committed, or intends to commit, significant resources to the Field of Interest.

Notwithstanding anything to the contrary contained in Section 11(ii), the Consultant may purchase as a passive investment up to one percent (1%) of any class or series of outstanding voting securities of any Person that has committed significant resources to the Field of Interest if such class or series is listed on a national or regional securities exchange or publicly traded in the “over-the-counter” market.

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4.                                      Field of Interest. Section 14(j) of the Original Agreement (Miscellaneous) is hereby amended to delete the definition of Field of Interest in its entirety and to insert the following in its place:

“Field of Interest” shall mean (i) immunomodulatory polymeric nanoparticles for prophylactic and therapeutic applications, and (ii) immunomodulatory lipid/polymer hybrid nanoparticles for prophylactic and therapeutic applications, provided that not less than ten percent (10%) of the weight of the particle is composed of polymers. Immunomodulatory nanoparticles shall mean nanoparticles into which immunological adjuvant(s) have been incorporated.

5.                                      Ratification. The Original Agreement, as amended hereby, is hereby ratified and confirmed in all respects and shall continue in full force and effect. The Original Agreement shall, together with this First Amendment, be read and construed as a single agreement.

6.                                      Governing Law. This First Amendment shall be governed by, and construed and enforced in accordance with, the substantive laws of The Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

7.                                      Counterparts. This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Independent Director Consulting Agreement as an instrument under seal as of the date first written above.

SELECTA BIOSCIENCES, INC.

By:	/s/ Robert Bratzler
Robert Bratzler
Executive Chairman

CONSULTANT:

/s/ George R. Siber
George R. Siber, M.D.

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